Exhibit 99.2

FOR IMMEDIATE RELEASE	For Additional Information
Contact: William G. Cornely or
Terry E. George at (614) 356-5000

Dominion Homes’ Third Quarter Results Reflect National Housing Slump

Company Identifies Value-Enhancing Initiatives

•	Credit Facility Amendments Provide Additional Liquidity

•	Operating Costs and Inventory Aligned to Sales Levels

•	Executive Officers Forgo Bonuses

•	First Quarter and Second Quarter 2006 Restated

DUBLIN, Ohio – November 6, 2006 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced financial results for the three months ended September 30, 2006. Highlights for the third quarter of 2006 compared to the third quarter of 2005 included:

•	A net loss of $5.9 million, or $0.73 per diluted share, versus net income of $1.2 million, or $0.14 per diluted share;

•	Revenues of $64.9 million from the delivery of 338 homes, versus revenues of $106.3 million, from the delivery of 549 homes;

•	Sales of 209 homes with a sales value of $39.4 million, versus sales of 433 homes with a sales value of $81.8 million;

•	Backlog of 419 sales contracts with an aggregate sales value of $84.6 million versus 771 sales contracts, with a sales value of $154.6 million at September 30, 2005;

•	Selling, general and administrative expenses of $10.7 million versus $16.1 million.

The third quarter 2006 net loss was expected based on the low number of sales contracts in backlog at the beginning of the period, combined with the delivery of homes with less gross profit due to increased sales discounts and increased land and construction costs.

“Home sales conditions remain challenging across the country and our markets have been especially hard hit,” said Douglas G. Borror, Chairman and Chief Executive Officer of Dominion Homes. “While we are disappointed with reporting a loss for this quarter, we are pleased with the significant progress we have made in reducing our land development and acquisition costs and in lowering our expenses. We believe that even in this down market, Dominion Homes will continue to command a significant market share and that when the market rebounds we will be in a position to grow,” he added.

The Company said the lenders under its credit facility have agreed to provide up to $7 million in additional advances, and have increased the borrowing base by $15 million through amendments to the credit facility. “This provides us with the liquidity to continue carrying out our value-enhancing efforts, which include bringing operating costs and inventory in line with the current level of sales activity,” said William G. Cornely, Chief Financial Officer of Dominion Homes.

Consistent with its ongoing efforts to manage expenses, on November 3, 2006, the Board of Directors approved proposals from each of the Company’s executive officers, Douglas G. Borror, Chairman and CEO; David S. Borror, Corporate EVP; Jeffrey Croft, President and COO, and William G. Cornely, SVP of Finance and CFO, to forego any annual bonuses that these executives might otherwise be entitled to receive under their 2006 incentive compensation programs.

Further, effective January 1, 2007, Donald A. Borror, will retire as Chairman Emeritus and David S. Borror will move from Corporate Executive Vice President to Vice Chairman of the Board of Directors. Donald Borror will continue to serve as a Director until his term expires in 2008.

The Company also announced today that it will restate its previously filed first quarter and second quarter 2006 consolidated financial statements to adjust a $1.8 million gain recognized in connection with the establishment of Centennial Home Mortgage, LLC, a joint venture with Wells Fargo Bank, N.A. and Wells Fargo Ventures, LLC.

Details of Third Quarter of 2006

Net Loss.

The Company recognized a net loss for the third quarter of 2006 of $5.9 million, or $0.73 per diluted share, compared to net income of $1.2 million, or $0.14 per diluted share for the third quarter of 2005. The loss in the third quarter of 2006 is principally a result of fewer closings and a decline in the Company’s gross profit margin.

Revenues.

Revenues for the third quarter of 2006 were $64.9 million from the delivery of 338 homes, compared to $106.3 million from the delivery of 549 homes during the same period the previous year. The average delivery price of homes during the third quarter of 2006 was approximately $191,100 compared to $191,000 during the third quarter of 2005.

Gross Profit.

Gross profit for the third quarter of 2006 declined to $4.4 million compared to $20.3 million for the third quarter of 2005, principally due to the delivery of 211 fewer homes and a 12.3% decrease in gross profit margin. Included in cost of real estate sold for the third quarter of 2006 is $2.6 million primarily resulting from real estate inventory impairment charges. Cost of real estate sold also includes a $146,000 gain from the sale of land with a net book value of $2.8 million. Included in cost of real estate sold for the third quarter of 2005 is a similar write-off of $570,000. There were no land sales in the third quarter 2005. These transactions reduced the third quarter 2006 and 2005 gross profit margin by 3.8% and 0.5%, respectively.

Selling, General and Administrative Expense.

Selling, general and administrative expense for the third quarter of 2006 decreased to $10.7 million from $16.1 million for the third quarter of 2005. Third quarter 2006 expenses include the separation costs associated with a reduction in the Company’s workforce that was implemented in September of 2006 and the benefit of lower expenses related to commissions, bonuses and other performance based compensation programs. The cost savings programs implemented during the second and third quarter of 2006 are expected to further reduce the level of selling, general and administrative expense during the fourth quarter of 2006. The Company is continuing to reduce its cost structure in response to changing market conditions and projected sales levels and expects to generate further cost savings during fourth quarter of 2006.

Sales

The Company sold 209 homes, with an aggregate sales value of $39.4 million, during the third quarter of 2006 compared to 433 homes, with an aggregate sales value of $81.8 million, sold during the same period the previous year. The average home sale price for the third quarter of 2006 was $188,700 compared to $188,900 for the third quarter of 2005. Backlog at September 30, 2006 was 419 sales contracts with an average sale price of $202,000 compared to 771 sales contracts with an average sale price of $200,500 at September 30, 2005.

Active Sales Communities

The Company had 53 active sales communities at September 30, 2006 compared to 55 at September 30, 2005. Effective June 30, 2006, the Company began reporting its number of active sales communities by geographic location rather than by series of homes. This change was implemented due to the development of a limited number of master planned communities that contain as many as five different series of homes. In most cases these master planned communities are in a single geographic location and are usually promoted using a similar, common community name. This change reduced the number of active sales communities reported at June 30, 2005 to 55 from 64.

First Nine Months of 2006

Net Loss.

The Company recognized a net loss for the first nine months of 2006 of $17.0 million, or $2.09 per diluted share, compared to net income of $4.3 million, or $0.53 per diluted share, for the same period in 2005.

Revenues.

Revenues for the first nine months of 2006 were $202.5 million from the delivery of 1,051 homes, compared to $304.2 million from the delivery of 1,575 homes during the same period the previous year. The average delivery price of homes during the first nine months of 2006 was approximately $191,000 compared to $190,600 during the first nine months of 2005.

Gross Profit.

Gross profit for the first nine months of 2006 declined to $21.0 million compared to $61.4 million for the first nine months of 2005, principally due to the delivery of 524 fewer homes and a 9.8% decrease in gross profit margin. Included in cost of real estate sold for the first nine months of 2006 is $5.3 million resulting from real estate inventory impairment charges and the write-offs of deposits and pre-acquisition costs incurred for land that the Company decided not to purchase. Cost of real estate sold also includes a $602,000 gain from the sale of land with a book value of $5.3 million. Included in cost of real estate sold for the first nine months of 2005 is a similar write-off of $3.0 million and an $824,000 gain from the sale of land. These transactions impacted the first nine months 2006 gross profit margin by 2.3% and the first nine months 2005 gross profit margin by 0.7%.

Selling, General and Administrative Expense.

Selling, general and administrative expense for the first nine months of 2006 decreased to $38.9 million from $49.4 million for the first nine months of 2005. Expenses for the first nine months of 2006 include separation costs associated with reductions in the Company’s workforce that were implemented in May and September of 2006 and the benefit of lower expenses related to commissions, bonuses and other performance based compensation programs.

Sales.

The Company sold 1,040 homes, with an aggregate sales value of $194.9 million, during the first nine months of 2006 compared to 1,714 homes, with an aggregate sales value of $325.7 million, during the first nine months of 2005. The average home sale price for the first nine months of 2006 was $187,400 compared to $190,000 for the first nine months of 2005.

Restated Financial Results

On March 31, 2006 the Company, Dominion Homes Financial Services, Ltd. (“DHFS”), Wells Fargo Bank N.A. and its wholly owned subsidiary Wells Fargo Ventures, Inc. entered into a new joint venture, Centennial Home Mortgage, LLC (“Centennial”), which operates as a full service mortgage bank. DHFS formed Centennial Home Mortgage and transferred certain of its assets and liabilities into the new entity. It subsequently received approximately $1.8 million in cash from Wells Fargo in exchange for a 50.1% interest in the joint venture. DHFS continues to own the remaining 49.9%. Centennial Home Mortgage utilizes Wells Fargo’s underwriting expertise, quality control practices, software systems, operating policies and training programs. The Company is in the final phase of exiting the operations of DHFS and expects to complete the processing of the current pipeline of loan activity by the end of 2006.

During the first quarter, the Company recorded a gain of approximately $1.8 million on the sale of the Centennial membership interest to Wells Fargo. Under applicable accounting rules, the gain on the sale of the membership interest may not be recognized if the Company has an actual or implied commitment to support the operations of Centennial. The Company has determined, based upon further review and consideration, that it has an implied commitment to support Centennial’s operations, which would indicate that the Company cannot recognize the profit on the sale of the Centennial interest until such time as the joint venture ceases to exist.

“After careful review, the result is a deferral of recognition of a $1.8 million gain on the sale of the Centennial membership interest to Wells Fargo,” said Cornely. “We have worked with our auditors to ensure that our financial statements properly reflect this transaction.”

The principal effect of the restatement will be deferral of the income on the sale of the Centennial membership interest which increases the net loss for first quarter 2006 by $1.2 million after giving effect to income taxes. The adjustment also affects the Company’s interest coverage ratio financial covenant contained in the credit facility for the first three quarters of 2006. After recording the restatement, the Company remained in compliance with the first quarter covenant, and the recently signed credit facility amendments waived any default of the covenants for the quarters ended June 30, 2006 and September 30, 2006.

Effective immediately, reliance should no longer by placed on the unaudited interim consolidated financial statements contained in the currently filed first and second quarter 2006 Form 10-Qs. However, the change in net loss is reflected in the Company’s third quarter 2006 year-to-date information accompanying this release. The Company expects to file amended and restated Form 10-Qs prior to the filing of Form 10-Q for the period ending September 30, 2006.

Credit Facility Amendments

In addition to increasing the Company’s borrowing base definition by an additional $15 million, the September 29 and October 31, 2006 credit facility amendments:

•	Increase the interest rate to Prime plus 1% (currently 9.25%),

•	Require a percentage of the proceeds from certain non-recurring transactions be used to reduce the total commitment amount,

•	Provide a protective advance option that permits the Company to request an additional $7 million at the Prime plus 1% interest rate,

•	Waive any default of the Company’s interest ratio covenants for the quarters ended June 30, 2006 and September 30, 2006.

“We continue to work to reduce debt levels,” said Cornely. “Our primary focus is completing a new line of credit prior to December 31, 2006, or negotiating an extension of the current facility which is currently scheduled to expire in May 2007.”

During October 2006, a number of the lenders providing credit under the facility exercised their right to assign their interest to third parties. As of October 31, 2006, assignments had been executed that resulted in approximately 73% of the aggregate lender commitments, which aggregate lender commitments were approximately $213 million on that date, being assigned to several different investment institutions. The participating lenders approved the October 31, 2006 amendment to the credit agreement after the execution of these assignments.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to our ability to extend our existing debt financing or obtain new financing, changes in national or local economic conditions, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$64,925	$106,330	$202,545	$304,180
Cost of real estate sold	60,498	86,005	181,519	242,784

Gross profit	4,427	20,325	21,026	61,396
Selling, general and administrative	10,670	16,059	38,910	49,351

Income (loss) from operations	(6,243)	4,266	(17,884)	12,045
Interest expense	(2,709)	(2,033)	(7,585)	(5,597)

Income (loss) before income taxes	(8,952)	2,233	(25,469)	6,448

Provision (benefit) for income taxes	(3,011)	1,059	(8,493)	2,113

Net income (loss)	$(5,941)	$1,174	$(16,976)	$4,335

Earnings (loss) per share
Basic	$(0.73)	$0.15	$(2.09)	$0.54

Diluted	$(0.73)	$0.14	$(2.09)	$0.53

Weighted average shares outstanding
Basic	8,133,406	8,074,722	8,114,237	8,058,226

Diluted	8,133,406	8,207,177	8,114,237	8,207,535

Consolidated Balance Sheets

(In thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Cash and cash equivalents	$201	$3,554
Accounts receivable	1,778	4,889
Real estate inventories	397,468	426,275
Prepaid expenses and other	14,910	8,792
Deferred income taxes	3,458	1,485
Net property and equipment	5,087	6,562

Total assets	$422,902	$451,557

Liabilities and Shareholders’ Equity
Note payable, banks	$205,722	$205,240
Term debt	8,488	9,300
Other liabilities	30,556	41,484

Total liabilities	244,766	256,024

Shareholders’ equity	178,136	195,533

Total liabilities and shareholders’ equity	$422,902	$451,557

Lot Inventory as of September 30, 2006

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,773	1,023	8,844	11,640
Kentucky	267	359	955	1,581
Controlled by the Company:
Central Ohio	—	—	1,275	1,275
Kentucky	—	—	—	—

Held for sale:
Central Ohio	—	40	1,341	1,381
Kentucky	—	40	143	183

Total Land Inventory	2,040	1,462	12,558	16,060

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